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                     July 13, 2022

       Amy Tung
       Chief Financial Officer
       ATA Creativity Global
       c/o 1/F East Gate, Building No. 2, Jian Wai Soho
       No. 39 Dong San Huan Zhong Road
       Chao Yang District, Beijing 100022, China

                                                        Re: ATA Creativity
Global
                                                            Form 20-F for
Fiscal Year Ended December 31, 2020
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-33910

       Dear Ms. Tung:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Ning Zhang